August 2, 2012

Todays Alternative Energy Corporation

857 Post Road Suite 397

Fairfield, Ct. 06824

To The Board of Directors:

Dear Sirs,

Effective immediately I resign from my positions as President, C.E.O, Principal Accounting Officer (CFO), Treasurer and Secretary of Todays Alternative Energy Corp.

Respectfully yours,

Len Amato